                               SCHEDULE 14A
                              (RULE 14A-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT

                         SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                           EXCHANGE ACT OF 1934

          Filed by the Registrant   [X]

          Filed by a Party other than the Registrant   [ ]

          Check the appropriate box:

          [ ]  Preliminary Proxy Statement

          [X]  Definitive Proxy Statement

          [ ]  Definitive Additional Materials

          [ ]  Soliciting Material pursuant to Rule 14a-11(c) or Rule
               14a-12

          [ ] Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

                     THE COLONEL'S INTERNATIONAL, INC.
---------------------------------------------------------------------------
             (Name of Registrant as Specified in Its Charter)


---------------------------------------------------------------------------
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 [X] No fee required.

 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
     11.

     (1)  Title of each class of securities to which transaction applies:
     ----------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:
     ----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:
     ----------------------------------------------------------------------
     (5)  Total fee paid:
     ----------------------------------------------------------------------

 [ ] Fee paid previously with preliminary materials.

 [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:
     ----------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:
     ----------------------------------------------------------------------
     (3)  Filing party:
     ----------------------------------------------------------------------
     (4)  Date filed:
     ----------------------------------------------------------------------

                  [THE COLONEL'S INTERNATIONAL, INC. LOGO]


                          5550 OCCIDENTAL HIGHWAY
                         TECUMSEH, MICHIGAN 49286


                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

---------------------------------------------------------------------------

     The annual meeting of shareholders of The Colonel's International, Inc. (the "Company") will be held at the Company's offices at 5550 Occidental Highway, Tecumseh, Michigan, on Wednesday, June 30, 1999, at 10:00 a.m. local time, for the following purposes:

     1.   To elect two Directors to the Board of Directors.

     2. To transact any other business that may properly come before the meeting.

     Shareholders of record at the close of business on May 31, 1999 are entitled to notice of and to vote at the meeting and any adjournment of the meeting. The following Proxy Statement and enclosed form of proxy are being furnished to holders of the Company's Common Stock on and after June 16, 1999.


                              By Order of the Board of Directors,

                              /s/ Donald J. Williamson

                              Donald J. Williamson, Chairman of the Board and Chief Executive Officer


June 16, 1999


          IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE
            MEETING.  EVEN IF YOU EXPECT TO ATTEND THE MEETING,
             PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

                     THE COLONEL'S INTERNATIONAL, INC.

                      ANNUAL MEETING OF SHAREHOLDERS

                               TO BE HELD ON
                               JUNE 30, 1999


                              PROXY STATEMENT

     This Proxy Statement and the enclosed proxy are being furnished to the holders of Common Stock, $0.01 par value, of The Colonel's International, Inc. (the "Company") on and after June 16, 1999 in connection with the solicitation by the Company's Board of Directors of proxies for use at the annual meeting of shareholders to be held on June 30, 1999, and at any adjournment of that meeting. The annual meeting will be held at the Company's new offices at 5550 Occidental Highway, Tecumseh, Michigan, at 10:00 a.m. local time.

     The purpose of the annual meeting is to consider and vote upon: (1) the election of two Directors to the Board of Directors and (2) such other business as may properly come before the meeting.

     If a proxy in the form distributed by the Company is properly executed and returned to the Company, the shares represented by that proxy will be voted at the annual meeting of shareholders and at any adjournment of that meeting. If a shareholder specifies a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all nominees of the Board of Directors named in this Proxy Statement. The Company's management does not know of any other matter to be presented at the annual meeting. If other matters are presented, all shares represented by the proxy will be voted in accordance with the judgment of the persons named as proxies with respect to those other matters.

     A proxy may be revoked at any time prior to its exercise by written notice delivered to the Secretary of the Company. A proxy may also be revoked by attending and voting at the annual meeting.

     Solicitation of proxies will be made initially by mail. Directors, officers and employees of the Company may also solicit proxies in person or by telephone without additional compensation. In addition, proxies may be solicited by nominees and other fiduciaries who may mail material to or otherwise communicate with the beneficial owners of shares held by them. All expenses of solicitation of proxies will be paid by the Company.

                           ELECTION OF DIRECTORS

     The Board of Directors has nominated the following two persons for election to the Company's Board of Directors:

                             J. Daniel Frisina
                               Ronald Rolak

     It is the intent of the persons named in the accompanying proxy to vote for the election of the two nominees listed above. The proposed nominees are willing to be elected and to serve. If either nominee is unable to serve or is otherwise unavailable for election, which is not contemplated, the incumbent Directors may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the person so selected. If a substitute nominee is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for a greater number of persons than the number of nominees named.

     A plurality of the shares represented in person or by proxy and voting at the meeting is required to elect Directors. For the purpose of counting votes on the election of Directors, abstentions, broker non-votes and other shares not voted will not be counted as shares voted, and the number of shares for which a plurality is required will be reduced by the number of shares not voted.

     The shares represented by proxies received from the Company's shareholders will be voted FOR election of the Board's nominees for Directors unless instructions to withhold a vote for any nominee are specified in the proxy. The Company has been informed by the holders of approximately 97% of the shares entitled to vote that they intend to vote in favor of the Board's nominees.

     Certain biographical information concerning the nominees listed above is set forth below under the heading "Board of Directors."

                   THE BOARD OF DIRECTORS RECOMMENDS A
            VOTE FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS
                 ---

                             VOTING SECURITIES

     Holders of record of Common Stock at the close of business on May 31, 1999 will be entitled to notice of and to vote at the annual meeting and any adjournment of the meeting. As of May 31,1999, there were 24,518,326 shares of Common Stock outstanding, each having one vote on each matter presented for shareholder action. Shares cannot be voted unless the shareholder is present at the meeting or represented by proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

       The following table sets forth information concerning the number of shares of Common Stock held by each shareholder who is known to the Company's management to be the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock as of May 31, 1999:

    NAME AND ADDRESS                AMOUNT OF        NATURE OF
     OF BENEFICIAL                  BENEFICIAL       BENEFICIAL                              PERCENT OF
 OWNER OF COMMON STOCK              OWNERSHIP        OWNERSHIP                               CLASS<F1>
 ---------------------              ---------        ---------                               ----------
Donald J. Williamson<F2>        11,934,580 shares    Sole voting and investment power         48.55%
5550 Occidental Highway                  0 shares    Shared voting and investment power        0.00%
Tecumseh, MI 49286

Patsy L. Williamson<F2>         11,639,870 shares    Sole voting and investment power         47.35%
5550 Occidental Highway                  0 shares    Shared voting and investment power        0.00%
Tecumseh, MI 49286

----------------
<F1> See note 1 to the following table.
<F2> See note 2 to the following table.


SECURITY OWNERSHIP OF MANAGEMENT

       The following table shows the beneficial ownership of shares of Common Stock, held as of May 31, 1999 by each Director and nominee for election as a Director, each of the named executive officers and by all Directors and executive officers of the Company as a group:

         NAME                        AMOUNT OF        NATURE OF
    OF BENEFICIAL                    BENEFICIAL       BENEFICIAL                            PERCENT OF
OWNER OF COMMON STOCK                OWNERSHIP        OWNERSHIP                             CLASS<F1>
---------------------                ---------        ---------                             ----------
John Carpenter                         0 shares       Sole voting and investment power        <F*>
                                       0 shares       Shared voting and investment power      <F*>

J. Daniel Frisina<F3><F4>          8,560 shares       Sole voting and investment power        <F*>
                                       0 shares       Shared voting and investment power      <F*>

                                     3

Ted M. Gans<F3><F4>                8,560 shares       Sole voting and investment power        <F*>
                                       0 shares       Shared voting and investment power      <F*>

Mark German<F5>                  309,876 shares       Sole voting and investment power       1.26%
                                       0 shares       Shared voting and investment power      <F*>

Donald R. Gorman<F3><F4>          10,185 shares       Sole voting and investment power        <F*>
                                       0 shares       Shared voting and investment power      <F*>

Ronald Rolak                           0 shares       Sole voting and investment power        <F*>
                                   1,000 shares       Shared voting and investment power      <F*>

Richard S. Schoenfeldt<F6>         5,000 shares       Sole voting and investment power        <F*>
                                       0 shares       Shared voting and investment power      <F*>

William Singleterry<F6>            5,000 shares       Sole voting and investment power        <F*>
                                       0 shares       Shared voting and investment power      <F*>

Mark D. Stevens<F3>                5,665 shares       Sole voting and investment power        <F*>
                                       0 shares       Shared voting and investment power      <F*>

Donald J. Williamson<F2><F3>  11,934,580 shares       Sole voting and investment power      48.55%
                                       0 shares       Shared voting and investment power      <F*>

Directors and officers        12,287,426 shares       Sole voting and investment power      49.99%
as a group                         1,000 shares       Shared voting and investment power      <F*>

______________________________________
<F*> Does not exceed 1%.

<F1> PERCENTAGES:  The percentages set forth in this column were calculated on the basis of (i) 24,518,326 Common Stock outstanding as of May 31, 1999, plus (ii) 62,375 shares of Common Stock subject to options that were exercisable on May 31, 1999 or that will become exercisable within 60 days after May 31, 1999. Shares subject to such options are considered to be outstanding for purposes of this chart.

<F2> THE WILLIAMSONS:  In the January 1996 mergers by which Brainerd
     International, Inc. ("Brainerd"), the Company's predecessor, merged with and into the Company and by which The Colonel's, Inc. ("The Colonel's") became a wholly owned subsidiary of the Company, a total of 23,500,000 shares of Common Stock in the Company were issued to Donald J. Williamson and Patsy L. Williamson, proportionate to their ownership of shares of common stock of The Colonel's. Mrs. Williamson also has options to acquire 7,370 shares of Common Stock that were exercisable as of May 31, 1999. Mrs. Williamson resigned as a Director of the Company in 1998.


                                     4

<F3> STOCK OPTION GRANTS TO DIRECTORS: Pursuant to the Company's 1995 Long-
     Term Incentive Plan (the "LTIP"), the Company's Board of Directors in February 1997 granted to each person who was then a non-employee Director of the Company (Mrs. Williamson, Ben C. Parr, Mr. Gorman, John Darcy, Mr. Frisina and Mr. Gans) options to acquire up to 5,000 shares of Common Stock. These stock options are currently exercisable. At that time, the Board of Directors also granted Mr. Stevens options to acquire 5,000 shares of Common Stock, which options are currently exercisable.

<F4> AUTOMATIC STOCK OPTION GRANTS TO NON-EMPLOYEE DIRECTORS:   Under the
     LTIP, each non-employee Director of the Company receives an automatic grant of options in March and September of each year. The number of shares subject to each option started at 500 when the LTIP was inaugurated in 1996. Under the terms of the LTIP, for each grant after that time the number of shares subject to each option increases by 5% from the previous grant. When a new non-employee Director is elected or appointed to the Board, he or she will immediately receive an option in an amount equal to the last grant. Messrs. Frisina, Gans, Parr and Gorman and Mrs. Williamson were each granted options to purchase 635 shares of Common Stock on March 1, 1998, and Messrs. Frisina, Gans, Parr, Gorman and Stevens were each granted options to purchase 665 shares of Common Stock on September 1, 1998. All of these options are currently exercisable. Mr. Parr resigned as a Director of the Company in April 1999.

<F5> MARK GERMAN: Mr. German is the former majority shareholder of Rugged
     Liner, Inc. and three related companies that were acquired by the Company in 1998 (the "Rugged Liner Companies"). In these acquisitions, Mr. German was issued a total of 413,167 shares of the Company's Common Stock. Mr. German's father, mother and sister each were issued 13,620 shares of Common Stock. Mr. German disclaims beneficial ownership of the shares owned by his family members and such shares are not included in the number shown in the table. In March 1999, Mr. German exercised a put option granted to him pursuant to the Rugged Liner merger agreement and the Company redeemed 103,291 of his shares of Common Stock at a price of $8.203 per share.

<F6> STOCK OPTION GRANTS TO OFFICERS: In February 1997, each of Mr.
     Schoenfeldt and Mr. Singleterry was granted options to acquire up to 5,000 shares of Common Stock. These stock options are currently exercisable. Mr. Schoenfeldt resigned from the Company in June 1999.

                            BOARD OF DIRECTORS

  The Company's Board of Directors currently consists of six members, one of which is standing for reelection. The members of the Company's Board of Directors are (in alphabetical order): J. Daniel Frisina, Ted M. Gans, Mark German, Donald R. Gorman, Mark D. Stevens and Donald J. Williamson. Ben C. Parr resigned as a Director in April 1999.

  The Company's Board of Directors is classified into three groups, only one of which stands for reelection at each annual meeting of shareholders. The terms of the current Directors are as follows:

                           DIRECTOR          TERM EXPIRES
                           --------          ------------
                  J. Daniel Frisina              1999
                        Ted M. Gans              2001
                        Mark German              2000
                   Donald R. Gorman              2001
                    Mark D. Stevens              2000
               Donald J. Williamson              2001


              NOMINEES FOR DIRECTOR - TERMS EXPIRING IN 2002

  J. DANIEL FRISINA (50). Mr. Frisina is a Director of the Company and a Director of three of the Company's subsidiaries: The Colonel's Rugged Liner, Inc. ("CRL"), The Colonel's and The Colonel's Brainerd International Raceway, Inc. ("BIR"). Mr. Frisina's principal occupation is Director of Global Development for Shyi Tan Enterprises, a Taiwanese manufacturer of autobody parts. He has previously served as a consultant for Cheng Hong Legion Co., Ltd. (from 1992 to 1996). He was also the Chairman of the Board of the Autobody Parts Association, an association that represents the interests of the distributors, suppliers and manufacturers of alternative collision replacement parts. He served as President of The Colonel's from 1988 through 1991. He served as Treasurer and Chief Financial Officer of Brainerd, the Company's predecessor, during 1995. Mr. Frisina serves on the Audit Committee and the Nominating Committee of the Board of Directors.

  RONALD ROLAK (51).  Mr. Rolak is the Development Director for the
Powers Catholic High School Educational Trust Fund, in Flint, Michigan, a position he has held since 1986. From 1973 until 1986, Mr. Rolak was a history teacher and varsity football coach at Powers Catholic High School.

               INCUMBENT DIRECTORS - TERMS EXPIRING IN 2000

  MARK GERMAN (43). Mr. German currently serves as the President and a Director of the Company and the President and a Director of CRL. Mr. German is the former president and majority shareholder of the Rugged Liner Companies. Mr. German serves on the Executive Committee and the Nominating Committee of the Board of Directors.

  MARK D. STEVENS (56). Mr. Stevens is a Director of the Company and from February 1997 until May 1998 was the President of the Company. From June 1997 until May 1998, Mr. Stevens was also the Company's Chief Executive Officer. Mr. Stevens is currently the General Manager of Patsy
L. Williamson Buick-GMC, Inc., an automotive dealership company wholly owned by Patsy L. Williamson, a position he has held since 1993. From 1986 to 1996, Mr. Stevens served as the Sales Manager for Blain Buick-GMC Truck, Inc. Mr. Stevens also serves as the Secretary of various automotive dealerships owned by Patsy L. Williamson. Mr. Stevens serves on the Executive Committee of the Board of Directors.

               INCUMBENT DIRECTORS - TERMS EXPIRING IN 2001

  DONALD J. WILLIAMSON (65). Mr. Williamson is a Director and the Chairman of the Board and Chief Executive Officer of the Company. He is also a Director of each of the Company's four subsidiaries. From November 1995 until February 1997 he was the President, Chief Executive Officer and a Director of the Company. Between February 1997 and May 1998, Mr. Williamson served as a consultant to the Company. He is the founder of The Colonel's. Mr. Williamson serves on the Executive Committee of the Board of Directors.

  TED M. GANS (64).  Mr. Gans is a Director of the Company and a
Director of The Colonel's Truck Accessories, Inc. ("CTA"), CRL and BIR.
Mr. Gans' principal occupation since 1965 has been as the President and Director of Ted M. Gans, P.C., a law firm in Bloomfield Hills, Michigan, of which he is the sole owner. Mr. Gans also serves as a Director of Williamson Lincoln Mercury, Inc.; Patsy Lou Williamson Buick-GMC, Inc.; and Williamson Chevrolet-Geo Cadillac, Inc. All of these companies are wholly owned by Patsy L. Williamson. Mr. Gans serves on the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating Committee of the Board of Directors.

  DONALD R. GORMAN (67). Mr. Gorman is a Director of the Company. Mr. Gorman is the owner and President of P.G. Products, Inc., of Cincinnati, Ohio, which formerly was one of the Company's major customers. Mr. Gorman serves on the Compensation Committee and the Nominating Committee of the Board of Directors.

                       BOARD COMMITTEES AND MEETINGS

  The Company's Board of Directors has four standing committees: the Executive Committee, the Nominating Committee, the Compensation Committee and the Audit Committee. Each member of the Committees described below is also a Director of the Company.

  The Executive Committee has the full power of the Board in the management of the business and affairs of the Company, except the power to change the membership of or to fill vacancies in the Board of Directors or the Executive Committee; the power to amend, add to, rescind or repeal the Bylaws of the Company; or any other powers that, under Michigan law, may not be delegated to it by the Board of Directors. The Executive Committee exists for the purpose of acting on behalf of the Board where Board action is required between regularly scheduled meetings or where it would be impracticable to convene special Board meetings. Messrs. Williamson, Gans, German and Stevens serve on the Executive Committee. The Executive Committee met twice in 1998.

  The Compensation Committee is responsible for establishing the compensation of the executive officers of the Company and its subsidiaries. Messrs. Gans and Gorman serve on the Compensation Committee. The
Compensation Committee met one time in 1998. Mr. Parr also served on the Compensation Committee during 1998.

  The Audit Committee reviews audit plans submitted by the independent auditors with respect to the scope of procedures that will be performed and the fee that will be charged. The Audit Committee also reviews the results of the independent audit each year, including any associated recommendations on internal controls. It is additionally intended that the Audit Committee will meet periodically with the Company's internal auditor. Messrs. Gans and Frisina serve on the Audit Committee. The Audit Committee met one time in 1998. Mr. Parr also served on the Audit Committee during 1998.

  The Nominating Committee exists for the purpose of developing and recommending to the Board of Directors criteria for the selection of candidates for Director, seeking out and receiving suggestions concerning possible candidates, reviewing and evaluating the qualifications of possible candidates and recommending to the Board of Directors candidates for vacancies occurring from time to time and for the slate of Directors to be proposed on behalf of the Board of Directors at annual meetings of shareholders. Messrs. Gans, Gorman, Frisina and German serve on the Nominating Committee. The Nominating Committee met one time in 1998.

  The Nominating Committee will consider nominees recommended by shareholders. To be timely, a shareholder's nomination notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than forty (40) days nor more than sixty (60) days prior to the a meeting at which Directors will be elected (an "Election Meeting") as originally scheduled; provided however, that if less than fifty (50) days' notice or prior public disclosures of the date of the Election Meeting is given or made to shareholders, notice by a shareholder to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the Election Meeting was mailed or such public disclosure was made. Any such nominations should be in writing and state the name, age and address of the nominee, his or her educational and employment background, his or her present employment and a full and complete statement as to the qualifications of the nominee to serve as a Director, as specified in the Company''s Bylaws. The Nominating Committee will not consider any nomination which does not provide this information.

  The Company's Board of Directors met three times in 1998. Each of the Directors of the Company attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served (during the periods that he or she served).


                         COMPENSATION OF DIRECTORS

  No compensation was paid to any Director of the Company for services rendered in such capacity during the fiscal year ended December 31, 1998. Directors of the Company who are not employees of the Company may be reimbursed for expenses incurred in attending meetings of the Board of Directors.


                            EXECUTIVE OFFICERS

  As mentioned above, Mr. German is the President and Mr. Williamson is
the Chairman of the Board and Chief Executive Officer of the Company.   Two
additional executive officers are:

  WILLIAM SINGLETERRY (54). Mr. Singleterry is the Vice President of Marketing and Development of the Company. He also serves as a Director and the President of The Colonel's. Since 1991, Mr. Singleterry has served as the Director of Operations for the Bumper Division of The Colonel's. Prior to that time, he was the Regional Sales Manager. From 1982 to 1989, he served as General Manager for Auto Body Connection, a bumper manufacturer and distributor.

  JOHN CARPENTER (60). Mr. Carpenter is the President of CTA. He joined CTA in July 1996. Mr. Carpenter was formerly the National

Distributor Sales Manager of Durakon Industries (1981 to 1986). Mr. Carpenter is a member of the Board of Directors of TCAA (Truck Cap and Accessory Association). He formerly was the National Marketing Manager for Homestead Products (1987 to 1988). From 1988 to 1996, Mr. Carpenter was involved in the real estate business.

  Richard S. Schoenfeldt resigned as the Company's Vice President-Finance and Chief Financial Officer in June 1999.


                          EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

  The following Summary Compensation Table shows certain information concerning the compensation earned during each of the three fiscal years in the period ended December 31, 1998, of the Chief Executive Officer of the Company and each executive officer of the Company whose salary and bonus for 1998 exceeded $100,000. Two persons served as Chief Executive Officer of the Company in 1998. Donald J. Williamson served as Chairman of the Board and Chief Executive Officer of the Company beginning in May. Mark D. Stevens served as President and Chief Executive Officer until May. Also, in May 1998, Mark German was appointed President of the Company.


                        SUMMARY COMPENSATION TABLE
                                                                                              LONG-TERM
                                                                                            COMPENSATION
                                                                                            ------------
                                                       ANNUAL COMPENSATION                     AWARDS
                                           ---------------------------------------------    ------------
                                                                               OTHER         SECURITIES
NAME AND                                                                       ANNUAL        UNDERLYING
PRINCIPAL POSITION               YEAR        SALARY            BONUS        COMPENSATION      OPTIONS
------------------               ----        ------            -----        ------------      -------
Donald J. Williamson             1998      $510,000<F1>      $952,000<F2>      $    0             0
Chairman of the Board,           1997      $520,000<F1>      $  6,000          $    0             0
President, Chief Executive       1996      $510,000<F1>      $      0          $6,841             0
Officer and Director

Mark German                      1998      $ 85,000          $      0          $    0             0
President and Director




                                     10

Mark D. Stevens                  1998      $      0          $      0          $    0           665
President, Chief Executive       1997      $      0          $      0          $    0         5,000
Officer and Director

William Singleterry              1998      $152,884          $  6,000          $    0             0
Vice President of                1997      $153,234          $  6,000          $    0         5,000
Development                      1996      $ 97,369          $      0          $  100             0

John Carpenter                   1998      $118,777          $      0          $    0             0
President of CTA                 1997      $112,029          $      0          $    0             0
                                 1996      $ 46,629          $      0          $    0             0

Richard Schoenfeldt              1998      $102,696          $106,000          $    0             0
Vice President and               1997      $ 96,697          $  6,000          $    0         5,000
Chief Financial Officer          1996      $ 58,946          $      0          $    0             0

____________________________

<F1> Amounts reported include amounts paid for Mr. Williamson's services to the Company and its subsidiaries.

<F2> See "Certain Relationships and Related Transactions."

STOCK OPTIONS

     Pursuant to the automatic grant provisions of the Company's LTIP, Messrs. Frisina, Gans, Gorman and Parr each received options to purchase a total of 1,300 shares of Common Stock and Mr. Stevens received options to purchase 665 shares during 1998. No other officers or Directors of the Company received stock option grants during 1998 (except Mrs. Williamson, who on March 1, 1998, while she was a non-employee Director, received options to purchase 635 shares of Common Stock). No officers or Directors of the Company exercised any of their outstanding options during 1998.

                       FISCAL YEAR-END OPTION VALUES
                                          NUMBER OF                      VALUE OF UNEXERCISED
                              SECURITIES UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                 OPTIONS AT FISCAL YEAR-END              FISCAL YEAR-END <F1>
                              ---------------------------------     -----------------------------
        NAME                    EXERCISABLE     UNEXERCISABLE       EXERCISABLE     UNEXERCISABLE
--------------------            -----------     -------------       -----------     -------------
Donald J. Williamson                   0              0                $  0             $  0

Mark German                            0              0                $  0             $  0

Mark D. Stevens                    5,665              0                $  0             $  0

William Singleterry                5,000              0                $  0             $  0

John Carpenter                         0              0                $  0             $  0

Richard S. Schoenfeldt             5,000              0                $  0             $  0

____________________________

<F1> None of the foregoing options are considered "in the money" because their exercise prices were higher than the market value as of December 31, 1998 ($5.125 per share of Common Stock).

COMPENSATION OF DIRECTORS

     No compensation was paid to any Director of the Company for services rendered in such capacity during 1998. Directors who are not full-time employees may be reimbursed for expenses incurred in attending meetings of the Board of Directors and committees thereof.

PENSION PLAN

     The Company does not have a pension plan, a defined benefit plan or an actuarial plan.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     The Company does not have any employment agreements, termination-of-employment agreements or change-in-control agreements with any executive officer. However, The Colonel's and John Carpenter entered into an employment agreement dated July 15, 1996. Effective January 1, 1997, this agreement was transferred to CTA and Mr. Carpenter is now employed as CTA's President. Under the agreement, which has a five year term, Mr. Carpenter is paid a $100,000 annual salary in equal weekly installments. In addition, Mr. Carpenter is paid a bonus of $0.10 for each bedliner sold by CTA, payable monthly. The agreement may be terminated by either party for just cause. In addition, CTA could terminate the agreement without cause, in which case CTA would be required to pay Mr. Carpenter three months' salary plus any accrued but unpaid salary and bonus as of the date of termination. The agreement also contains Mr. Carpenter's covenant not to compete for a period of two years from the date of the termination of his employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1998, Messrs. Gans, Gorman and Parr were the members of the Compensation Committee of the Board of Directors. No other Directors or executive officers of the Company took part in deliberations concerning the compensation of executive officers of the Company during fiscal 1998. Neither Mr. Gans, Mr. Gorman nor Mr. Parr has any employment relationship with the Company or any of its subsidiaries. However, Mr. Gans is a Director of the Company and practices law with Ted M. Gans, P.C. During the past year, the Company and The Colonel's retained Ted M. Gans, P.C. for certain legal services and it is anticipated that the Company may retain Ted M. Gans, P.C. to render certain legal services during the current year.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors currently consists of Messrs. Gans and Gorman.

     The basic compensation philosophy of the Company is to provide competitive salaries. The Company's executive compensation policies are designed to achieve two primary objectives:

     - Attract and retain well-qualified executives who will lead the Company and achieve and inspire superior performance;

     - Provide incentives for the achievement of long-term financial goals.

     Executive compensation consists primarily of two components: base salary and benefits; and amounts paid (if any) under the Company's Long-Term Incentive Plan (the "LTIP"). Each component of compensation is designed to accomplish one or both of these compensation objectives.

     The participation of specific executive officers and other key employees in the Company's LTIP is recommended by the Board's Compensation Committee and all recommendations (including the level of participation) are reviewed, modified (to the extent appropriate) and approved by the Board.

BASE SALARY

     To attract and retain well-qualified executives, it is the Compensation Committee's policy to establish base salaries at levels and provide benefit packages that are considered to be competitive. Base salaries of executive officers are determined by the Board of Directors on an individual basis. In determining the base salary for an executive officer, the Compensation Committee will recommend to the full Board for approval a base salary for the officer determined by the Compensation Committee taking into consideration factors including: (1) the individual's performance, (2) the individual's contributions to the Company's success, (3) the level and scope of the individual's responsibilities, (4) the individual's tenure with the Company and in his or her position and (5) pay practices for similar positions by comparable companies.

LONG-TERM INCENTIVE PLAN

     The LTIP is used primarily to grant stock options. However, the LTIP also permits grants of restricted stock, stock awards, stock appreciation rights and tax benefit rights if determined to be desirable to advance the purposes of the LTIP. These grants and awards are referred to as "Incentive Awards." By combining in a single plan many types of incentives commonly used in long-term incentive compensation programs, the LTIP provides significant flexibility to the Compensation Committee to tailor specific long-term incentives that would best promote the objectives of the LTIP and in turn promote the interests of the Company's shareholders.

     Directors, executive officers and other key employees of the Company and its subsidiaries are eligible to receive Incentive Awards under the LTIP. A maximum of 4,000,000 shares of Common Stock (subject to certain antidilution adjustments) are available for Incentive Awards under the LTIP. Of the 4,000,000 shares authorized for Incentive Awards under the LTIP, only one-half can be awarded as restricted stock.

     The LTIP is administered by the Compensation Committee, which is comprised of non-employee Directors, none of whom participates or is eligible to participate in any long-term incentive plan of the Company or its subsidiaries, except for nondiscretionary stock option grants based upon a specified formula, and if the Board so determines, each of whom must be an "outside director" as defined in the rules issued pursuant to Section

162(m) of the Internal Revenue Code. The Compensation Committee makes determinations, subject to the terms of the LTIP, as to the persons to receive Incentive Awards, the amount of Incentive Awards to be granted to each person, the terms of each grant and all other determinations necessary or advisable for administration of the LTIP.

     The LTIP was approved by the shareholders of Brainerd, the Company's predecessor, on November 21, 1995. During fiscal 1998, Messrs. Frisina, Gans, Gorman and Parr, as non-employee Directors of the Company, each received automatic stock option grants covering a total of 1,300 shares of Common Stock, and Mr. Stevens, also as a non-employee Director, received options covering a total of 665 shares of Common Stock.

SECTION 162(m)

     Section 162(m) of the Internal Revenue Code provides that publicly held corporations may not deduct compensation paid to certain executive officers in excess of $1 million annually, with certain exemptions. The Company has examined its executive compensation policies in light of
Section 162(m) and the regulations adopted by the Internal Revenue Service to implement that section. It is not expected that any portion of the Company's deduction for employee remuneration will be disallowed in 1999 or in future years by reason of actions expected to be taken in 1999.

                                   Respectfully submitted,

                                   Ted M. Gans
                                   Donald R. Gorman


                             LEGAL PROCEEDINGS

     The Company does not believe that any of its Directors, executive officers, promoters or control persons are involved in legal proceedings within the meaning of Item 401(f) of SEC Regulation S-K.


                       STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Company's Common Stock to the NASDAQ Domestic Index and an index of peer companies that produce automobile replacement parts, assuming an investment of $100.00 at the beginning of the period indicated. Because the Company's Common Stock has been traded on the NASDAQ SmallCap Market only since January 2, 1996, the graph covers only the period from January 2, 1996, to the end of fiscal year 1998.

     The NASDAQ Domestic Index is a broad equity market index consisting of certain domestic companies traded on the NASDAQ Stock Market. The index of peer companies was constructed by the Company and includes the companies listed in the footnote to the graph below. In constructing the peer index, the return of each peer group company was weighted according to its respective stock market capitalization at the beginning of each period indicated. Cumulative total stockholder return is measured by dividing:
(i) the sum of (a) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (b) the difference between the share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period.


                         COMPARISON OF CUMULATIVE
                         TOTAL STOCKHOLDER RETURN




                                 [GRAPH]




<F1> The index of peer companies consists of Applied Industrial
     Technologies, Inc.; Autozone Inc.; Dana Corp.; Defiance Inc.; Discount Auto Parts, Inc.; Dura Automotive Systems, Inc.; Eaton Corporation; Federal-Mogul Corp.; Genuine Parts; Hahn Automotive Warehouse, Inc.; Johnson Controls, Inc.; Keystone Automotive Industries, Inc.; Lear Corporation; Mark IV Industries, Inc.; Motorcar Parts & Accessories, Inc.; Newcor Inc.; The Pep Boys; and Tower Automotive, Inc.

The dollar values for total stockholder return plotted in the graph above are shown in the table below:

                                               NASDAQ        PEER
             DATE           THE COMPANY    DOMESTIC INDEX    INDEX
             ----           -----------    --------------    -----
        January 2, 1996       $100.00         $100.00       $100.00
      December 31, 1996         69.23          122.97        116.21
      December 31, 1997        103.85          150.86        142.19
      December 31, 1998         78.85          212.06        138.04

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

  The Company and its subsidiaries are parties to certain transactions with related parties which are summarized below. Many of the transactions described below involve Donald and Patsy Williamson, husband and wife. Mr. Williamson is the Chairman of the Board, the Chief Executive Officer and a Director of the Company. Together, Mr. and Mrs. Williamson own approximately 96 percent of the outstanding shares of the Company's Common Stock.

  PROMISSORY NOTES FROM DONALD J. WILLIAMSON AND RELATED ENTITIES. In 1997, the Company loaned an aggregate total of $1,044,956 to Mr. Williamson, pursuant to two promissory notes executed in June and September 1997, respectively. These notes bore interest at 8% and were due in bi-annual installments beginning in September 1998. In August of 1998, $200,000 was paid on the notes. The remaining balance has been charged to commission expense in lieu of Mr. Williamson repaying the amount, in recognition of Mr. Williamson's efforts in facilitating the December 1998 sale of The Colonel's assets.

  On June 15, 1998, the Company loaned Mr. Williamson an additional $200,000. This loan is evidence by a promissory note that is due in full on June 30, 1999 and that bears interest at 8%.

  On November 13, 1998, the Company loaned $1,401,000 to Williamson Buick-GMC, Inc., a company owned by Patsy Williamson. This loan is evidenced by a promissory note that is due in full on November 13, 1999 and that bears interest at 8%.

  In February 1999, the Company loaned $5,200,000 to South Saginaw,
L.L.C., a limited liability company owned by Mr. Williamson. To evidence this loan, Mr. Williamson signed a mortgage providing for interest at the annual rate of 8% and calling for monthly payments of principal and interest beginning April 1, 1999. Mr. Williamson used the proceeds of this loan to purchase real property in Davidson, Michigan.

  LEASE OF MILAN, MICHIGAN FACILITY AND OWOSSO, MICHIGAN FACILITY.  In
June of 1993, The Colonel's began leasing its former Milan, Michigan, facility from 620 Platt Road, LLC. Donald Williamson and Patsy Williamson are the sole members of 620 Platt Road, LLC. Rent expense to The Colonel's for the Milan facility was $770,000 for the year ending December 31, 1998. This lease has been canceled as a result of the December 1998 sale of the assets of The Colonel's and the Milan facility to AutoLign. CTA leases its Owosso, Michigan facility from 620 Platt Road, LLC. Rent expense on this lease was $240,000 for the year ending December 31, 1998. An additional $60,000 was prepaid toward 1999 rent.

  WILLIAMSON BUICK-GMC, INC. Mrs. Williamson owns several automobile dealerships. The Colonel's engages in certain transactions with these dealerships, including the purchase of automobiles, parts, and automotive service and the lease of certain property from which rental income is earned. During 1998, purchases of automobiles, parts and services by The Colonel's from the Williamson dealerships were in the amount of $191,455. CTA sold approximately $27,000 worth of bedliners to the Williamson dealerships in 1998.

  TRANSACTIONS WITH DIRECTORS. Ted M. Gans is a Director of the Company and practices law with Ted M. Gans, P.C. During the past year, the Company retained Ted M. Gans, P.C. for certain legal services and it is anticipated that the Company may retain Ted M. Gans, P.C. to render certain legal services during the current year. J. Daniel Frisina, a Director of the Company, is Director of Global Development for Cheng Hong Legion Co., Ltd., which sells, among other products, automotive body replacement parts to The Colonel's, as well as to other customers in the automotive crash parts industry.

  MARK GERMAN. Mark German is a Director and the President of the Company. In March 1998, the Company and CRL entered into an agreement and plan of merger to acquire the Rugged Liner Companies, each of which Mr. German was the majority shareholder. In these transactions, the Company paid an aggregate of approximately $4,230,451 in cash and issued an aggregate of approximately $3,724,400 worth of the Company's Common Stock to the shareholders of the Rugged Liner Companies, following the adjustments as set forth in the agreement and plan of merger. The terms of the transaction were arrived at pursuant to arms' length negotiations between the Company and Mr. German. In March 1999, Mr. German exercised a put option granted to him pursuant to the agreement and plan of merger and the Company redeemed 103,291 of his shares of Common Stock at a price of $8.203 per share.


          SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors, officers and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and Nasdaq. Directors, officers and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

  To the best of the Company's knowledge, no Director, officer or beneficial owner of more than 10% of the Company's outstanding Common Stock failed to file on a timely basis any report required by Section 16(a) of the Exchange Act with respect to the year ended December 31, 1998, except that Mr. Stevens did not timely report (1) a sale of 700 shares of Common Stock on May 15, 1998 and (2) an automatic grant to him under the LTIP of options to purchase 665 shares of Common Stock on September 1, 1998. Mr. Stevens was unaware of this grant. Mr. Stevens has filed a Form 5 to reflect these transactions.


                           SHAREHOLDER PROPOSALS

  Proposals of shareholders must be received by the Company no later than February 16, 2000 to be considered for inclusion in the Company's proxy statement for its 2000 annual meeting of shareholders. Such shareholder proposals should be made in accordance with Securities and Exchange Commission Rule 14a-8 and should be addressed to the attention of the Secretary of the Company, 5550 Occidental Highway, Tecumseh, Michigan 49286. All other shareholder proposals must be received by the Company no later than May 3, 2000 to be considered to have been timely submitted to the Company.


                             By Order of the Board of Directors,

                             /s/ Donald J. Williamson

                             Donald J. Williamson
                             Chairman of the Board and Chief
                             Executive Officer

June 16, 1999

                              REVOCABLE PROXY
                      THE COLONEL'S INTERNATIONAL, INC.

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


  The undersigned shareholder hereby appoints Donald J. Williamson and Ted M. Gans, and each of them, each with full power of substitution, proxies to represent the shareholder listed on this Proxy and to vote all shares of Common Stock of The Colonel's International, Inc. that the shareholder would be entitled to vote on all matters which come before the Annual Meeting of Shareholders to be held at the offices of The Colonel's International, Inc., 5550 Occidental Highway, Tecumseh, Michigan, on Wednesday, June 30, 1999, at 10:00 a.m., local time, and at any adjournment of that meeting.




Please be sure to sign and date
  this Proxy in the box below.
                                 ---------------------------------------
                                 Date

------------------------------------------------------------------------




- Shareholder sign above---------------Co-holder (if any) sign above)----

                                                With-    For All
                                        For     hold     Except
1. ELECTION OF DIRECTORS                [ ]      [ ]       [ ]
   (except as marked to the contrary
   below)

   Nominees:
   J. Daniel Frisina and Ronald Rolak


INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

_____________________________________________________________________

   YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES.

   IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS
PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES NAMED ON THIS PROXY AS DIRECTORS. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY COME BEFORE THE MEETING.

   Please sign exactly as your name(s) appears on this Proxy. When signing on behalf of a corporation, partnership, estate or trust, indicate title or capacity of person signing. If shares are held jointly, each holder should sign.


+                                                                             +
-------------------------------------------------------------------------------

     DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.

                     THE COLONEL'S INTERNATIONAL, INC.
                           5550 OCCIDENTAL HIGHWAY
                          TECUMSEH, MICHIGAN 49286


-------------------------------------------------------------------------------
                    PLEASE MARK, SIGN, DATE AND RETURN THIS
                  PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.
-------------------------------------------------------------------------------